Exhibit 1A-2A

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “AHP SERVICING LLC”, FILED IN THIS OFFICE ON THE TWENTY-SEVENTH DAY OF JUNE, A.D. 2017, AT 3:36 O`CLOCK P.M.

/s/ Jeffrey W. Bullock
/s/ Jeffrey W. Bullock, Secretary of State

6458605 8100	Authentication: 202792264
SR#20174974997	Date: 06-27-17

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:36 PM 06/2712017
FILED 03:36 PM 06/2712017
SR 20174974997 - File Number 6458605

CERTIFICATE OF FORMATION

OF

AHP SERVICING LLC

This Certificate of Formation of AHP SERVICING LLC (the "Company"), dated as of June 27th, 2017, is being duly executed and filed by Jorge Newbery, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq).

FIRST. The name of the limited liability company formed is AHP SERVICING LLC.

SECOND. The address of the registered office of the Company in the State of Delaware is 12 Timber Creek Lane, Newark, County of New Castle, Delaware 19711.

THIRD. The name and address of the registered agent for service of process on the Company in the State of Delaware is Universal Registered Agents, Inc., 12 Timber Creek Lane, Newark, County of New Castle, Delaware, 19711.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written

/s/ Jorge Newbery
Name: Jorge Newbery
Authorized Person